Investor Contact: Dave Crawford
Halyard Health, Inc.
470-448-5177
Investor.Relations@HYH.com

Media Contact: Kristen Perry
MSLGROUP
781-684-0770
Corp_hyh@mslgroup.com

Halyard Health, Inc. Announces First Quarter 2015 Results and
Affirms 2015 Net Sales Growth and Adjusted Diluted EPS Outlook

ALPHARETTA, May 4, 2015/PRNewswire/ -- Halyard Health, Inc. (NYSE: HYH) today reported first quarter 2015 results and affirmed its previous guidance for full-year 2015 net sales growth in constant currency and adjusted diluted earnings per share.

“We remain focused on executing our three 2015 priorities of completing the separation from Kimberly-Clark, positioning Halyard for future growth, and delivering shareholder value,” stated Robert Abernathy, Chairman and CEO. “I’m pleased with the progress we have achieved on all three fronts and our solid balance sheet and positive cash flow enable us to continue advancing our strategy.”

Executive Summary

•	First quarter 2015 net sales were $394 million, down 4 percent from the same period last year. On a constant currency basis, net sales decreased 2 percent in the period.

•
Net income for the first quarter 2015 was $22 million compared to net income of $41 million in the first quarter of 2014. First quarter adjusted net income was $24 million compared to adjusted net income of $51 million in the prior year.

•
The first quarter diluted earnings per share were $0.46, compared to $0.89 diluted earnings per share in the first quarter of 2014. Adjusted diluted earnings per share in the quarter were $0.51, compared to adjusted diluted earnings per share of $1.09 in the prior year.

“Several factors, including a tough comparison to a strong prior year first quarter and lower distributor purchasing levels following higher fourth quarter 2014 S&IP sales, impacted our first quarter performance. However, we remain focused on driving near-term performance while executing our long-term plan of transforming our portfolio towards high-margin medical devices,” Abernathy added.

First Quarter 2015 Operating Results

Net sales of $394 million were 4 percent below the prior year and on a constant currency basis net sales were down 2 percent. Performance was impacted by unfavorable currency exchange rates and lower volumes in both segments.

Operating profit was $41 million in the first quarter of 2015 versus $62 million in 2014. On an adjusted basis, operating profit was $46 million compared to $77 million in the prior year. Performance for the quarter was impacted by lower volumes, unfavorable currency exchange rates, higher distribution costs and higher general and administrative expenses related to stand-alone costs.

Adjusted results for 2015 exclude $12 million post-spin gain related to the sale of a glove manufacturing facility in Thailand, $11 million in post-spin related charges, and $6 million of intangible amortization expense. Adjusted results for 2014 exclude $7 million in pre-spin related charges and $8 million of intangible amortization expense.

Adjusted EBITDA for the first quarter, excluding pre-and post-spin related charges, depreciation and intangible asset amortization was $55 million compared to $86 million in the first quarter of 2014.

First Quarter 2015 Business Segment Results

Surgical and Infection Prevention (S&IP)

S&IP net sales were $255 million, down 8 percent compared to the first quarter of 2014. On a constant currency basis, net sales decreased 5 percent. Results were impacted by lower volumes in protective apparel, exam gloves and surgical in North America and in Europe, Middle East and Africa (EMEA), lower net selling prices primarily in sterilization and exam gloves in North America, and an unfavorable impact from currency exchange rates.

S&IP operating profit for the quarter was $20 million compared to $40 million in last year’s first quarter. Performance for the quarter was impacted by lower volumes, unfavorable currency exchange rates, higher distribution costs and higher general and administrative expenses related to stand-alone costs.

Medical Devices

Net sales of Medical Devices in the first quarter 2015 were $122 million, a 6 percent decrease compared to the first quarter 2014. On a constant currency basis, sales declined 5 percent. Performance was impacted primarily by lower volume in surgical pain due to competitive activity and lower net selling prices in North America and EMEA. Additionally, sales to distributors in North America and EMEA, were lower due to the timing of distributor orders in the prior year. These factors were partially offset by higher volume in interventional pain in North America, and increased volume in digestive health in North America and EMEA.

Operating profit for Medical Devices was $25 million in the first quarter 2015 compared to $31 million in the prior year. Performance was impacted by lower sales and higher general and administrative expenses related to stand-alone costs.

Balance Sheet and Cash Flow

Total debt at the end of the first quarter 2015 was $635 million, consisting of a secured term loan and unsecured notes, compared to total debt of $636 million at the end of 2014, which consisted of a secured term loan and unsecured notes.

Cash from operations less capital expenditures, or free cash flow, for the first quarter was $12 million compared to $18 million a year ago. Capital spending for the first quarter was $28 million compared to $8 million in 2014. The increase for the quarter was attributed to spin related activities. The company’s cash balance was $166 million at the end of the first quarter 2015, compared to $149 million at the end of 2014. On April 30, 2015, the company prepaid

$50 million of its secured term loan in lieu of establishing a share buyback program at this time. The decision to prepay debt is consistent with the company’s strategy to continually evaluate the best use of its available cash.

2015 Outlook and Key Planning Assumptions

Based upon current trends, the Company is affirming its previously announced outlook for full-year 2015.

•	Net sales growth, on a constant currency basis, to be even to up 2 percent in 2015 compared to 2014.

•	Adjusted earnings per diluted share, including the after-tax intangible amortization expense of approximately $0.34 per share, are anticipated to be in the range of $2.30 to $2.50 for the full year.

Based on current trends the Company is updating some of its key planning assumptions, as described below.

•	S&IP net sales, on a constant currency basis, are expected to be at the low end of its range from a decline of 1 percent to even.

•
With the continued strength of the U.S. dollar, we now expect negative foreign currency translation impact to net sales at the high end of the 2.5 to 3.5 percent range. Additionally, the Company expects the negative currency impact on operating profit to be at the high end of the $10 to $15 million range.

•
Capital spending is expected to range between $70 and $75 million. The increase in capital spending will be offset by a reduction in a receivable, associated with the company’s headquarters, and as a result he total cash impact for 2015 capital spending is expected to be consistent with the previously provided guidance of $55 to $60 million.

Based on current trends we are affirming the following key planning assumptions:

•	Medical Devices net sales, on a constant currency basis, are expected to increase 2 to 4 percent.

•	Deflation in key cost inputs of $25 to $30 million.

•	Research and development investment is expected to range from $30 to $35 million, to support the company’s focus on product innovation.

•	Spin-off related transitional costs are expected to be $45 to $55 million in 2015.

•	The adjusted effective tax rate is anticipated to be between 37.0 and 39.0 percent.

Non-GAAP Financial Measures

This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Net sales on a constant currency basis

•	Adjusted net income

•	Adjusted diluted earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate

•	Adjusted EBITDA

•	Free cash flow

These non-GAAP financial measures exclude the following items, as applicable, for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	Transaction costs relating to the spin-off from Kimberly-Clark, including legal, accounting, tax and other professional fees.

•
Transition costs relating to the separation from Kimberly-Clark which includes costs to establish Halyard Health’s capabilities as a stand-alone entity. These costs are related primarily to the transition services the company expects to receive from Kimberly-Clark as well as the rebranding and other supply chain transition costs, and will continue through 2016.

•	Manufacturing strategic charges and gains relating to exiting one of the disposable glove facilities in Thailand and outsourcing the related production.

•	Expenses associated with the amortization of intangible assets associated with prior business acquisitions.

•	The positive or negative effect of changes in currency exchange rates during the year.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use net sales on a constant currency basis, adjusted net income, adjusted diluted earnings per share, adjusted operating profit, adjusted EBITDA, and free cash flow to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.

Additionally, the Compensation Committee of the company's Board of Directors will use certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's net sales on a constant currency basis, adjusted diluted earnings per share and adjusted EBITDA which will be determined by excluding certain items that are used in calculating these non-GAAP financial measures.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the attached financial tables.

Conference Call

Halyard Health, Inc. will host a conference call today at 9 a.m. ET.  The conference call can be accessed live over the Internet at https://halyardhealth.investorroom.com  or via telephone by dialing 877.240.5772 in the United States.   A replay of the call will be available at noon ET today by calling 877.344.7529 in the United States and entering passcode 10064426. A webcast of the call will also be archived in the Investors section on the Halyard website.

About Halyard Health

Halyard Health (NYSE: HYH) is a medical technology company focused on preventing infection, eliminating pain and speeding recovery for healthcare providers and their patients. Headquartered in Alpharetta, Georgia, Halyard is committed to addressing some of today’s most important healthcare needs, such as preventing healthcare-associated infections and reducing the use of narcotics while helping patients move from surgery to recovery. Halyard’s business segments - Surgical and Infection Prevention (S&IP) and Medical Devices - develop, manufacture and market clinically superior solutions that improve medical outcomes and business performance in more than 100 countries. For more information, visit www.halyardhealth.com.

Forward-Looking Statements
This press release contains information that includes or is based on “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the current plans and expectations of management and are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “ estimate”, “anticipate”, “plan”, or “continue” and similar expressions, among others. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the impact of investigative and legal proceedings and compliance risks; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; and changes in the competitive environment. Additional information concerning these and other factors that may impact future results is contained in our filings with the U.S. Securities and Exchange Commission, including our most recent Form 10-K and Quarterly Reports on Form 10-Q.

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(unaudited)
(in millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014	Change
Net Sales (including related party sales of $0 and $21.3)	$394.2	$410.7	(4.0)%
Cost of products sold (including related party purchases of $0 and $19.4)	262.1	255.7	2.5
Gross Profit	132.1	155.0	(14.8)
Research and development expenses	6.0	8.3	(27.7)
Selling and general expenses	97.2	85.5	13.7
Other income, net	(12.0)	(0.5)	N.M.
Operating Profit	40.9	61.7	(33.7)
Interest income	0.1	1.0	(90.0)
Interest expense	(8.3)	—	N.M.
Income Before Income Taxes	32.7	62.7	(47.8)
Provision for income taxes	(11.0)	(21.3)	(48.4)
Net Income	$21.7	$41.4	(47.6)

Interest expense (income), net	8.2	(1.0)	N.M
Provision for income taxes	11.0	21.3	(48.4)
Depreciation and amortization	16.4	17.3	(5.2)
EBITDA	$57.3	$79.0	(27.5)

Per Share Basis
Basic	$0.47	$0.89	(47.2)
Diluted	0.46	0.89	(48.3)

Common Shares Outstanding (in thousands)	As of March 31,
	2015	2014
Basic	46,536	46,536
Diluted	46,706	46,536

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions, except per-share amounts)

	Three Months Ended March 31, 2015
		Pre Spin-off	Post Spin-off
	As Reported	Spin-off- Related Transaction Charges	Manufacturing Strategic Changes	Spin-related Transition Charges	Intangibles Amortization	As Adjusted Non-GAAP
Cost of products sold	$262.1	$—	$(0.3)	$(2.0)	$(0.8)	$259.0
Gross profit	132.1	—	0.3	2.0	0.8	135.2
Research and development	6.0	—	—	(0.2)	—	5.8
Selling and general expenses	97.2	—	—	(8.3)	(5.6)	83.3
Other (income) expense, net	(12.0)	—	12.3	—	—	0.3
Operating profit	40.9	—	(12.0)	10.5	6.4	45.8
Income before income taxes	32.7	—	(12.0)	10.5	6.4	37.6
Income tax provision	(11.0)	—	3.6	(4.0)	(2.5)	(13.9)
Effective tax rate	33.6%					37.0%
Net income	$21.7	$—	$(8.4)	$6.5	$3.9	$23.7

Adjusted diluted EPS	$0.46	$—	$(0.18)	$0.14	$0.08	$0.51

	Three Months Ended March 31, 2014
		Pre Spin-off	Post Spin-off
	As Reported	Spin-off- Related Transaction Charges	Manufacturing Strategic Changes	Spin-related Transition Charges	Intangibles Amortization	As Adjusted Non-GAAP
Cost of products sold	$255.7	$—	$—	$—	$(0.9)	$254.8
Gross profit	155.0	—	—	—	0.9	155.9
Research and development	8.3	—	—	—	—	8.3
Selling and general expenses	85.5	(7.1)	—	—	(6.9)	71.5
Operating profit	61.7	7.1	—	—	7.8	76.6
Income before income taxes	62.7	7.1	—	—	7.8	77.6
Income tax provision	(21.3)	(2.7)	—	—	(3.0)	(27.0)
Effective tax rate	34.0%					34.8%
Net income	$41.4	$4.4	$—	$—	$4.8	$50.6

Adjusted diluted EPS	$0.89	$0.09	$—	$—	$0.10	$1.09

HALYARD HEALTH, INC.
NON-GAAP RECONCILIATIONS
(unaudited)
(in millions)

	Three Months Ended March 31, 2015
	As Reported	Manufacturing Strategic Changes	Spin-related Transition Charges	Adjusted
Net Income	$21.7	$(8.4)	$6.5	$19.8
Interest income/expense, net	8.2	—	—	8.2
Income tax provision	11.0	(3.6)	4.0	11.4
Depreciation and amortization	16.4	—	(0.8)	15.6
EBITDA	$57.3	$(12.0)	$9.7	$55.0

	Three Months Ended March 31, 2014
	As Reported	Manufacturing Strategic Changes	Spin-Off- Related Transaction Charges	Adjusted
Net Income	$41.4	$—	$4.4	$45.8
Interest income/expense, net	(1.0)	—	—	(1.0)
Income tax provision	21.3	—	2.7	24.0
Depreciation and amortization	17.3	—	—	17.3
EBITDA	$79.0	$—	$7.1	$86.1

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(2015 data unaudited)
(in millions)

	March 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$166.2	$149.0
Accounts receivable, net	226.5	233.9
Inventories	293.0	283.1
Current deferred income taxes and other current assets	17.4	18.9
Total Current Assets	703.1	684.9
Property, Plant and Equipment, Net	281.8	277.8
Assets Held for Sale	—	2.6
Goodwill	1,422.1	1,426.1
Other Intangible Assets	101.8	108.3
Other Assets	27.6	27.9
TOTAL ASSETS	$2,536.4	$2,527.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt payable within one year	$3.9	$3.9
Trade accounts payable	192.1	168.7
Accrued expenses	145.0	183.4
Total Current Liabilities	341.0	356.0
Long-Term Debt	631.4	632.3
Other Long-Term Liabilities	52.2	48.1
TOTAL LIABILITIES	1,024.6	1,036.4
Stockholders’ Equity	1,511.8	1,491.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,536.4	$2,527.6

HALYARD HEALTH, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(unaudited)
(in millions)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net income	$21.7	$41.4
Depreciation and amortization	16.4	17.3
Net (gain) loss on asset dispositions	(12.1)	1.5
Changes in operating assets and liabilities	8.9	(38.0)
Other	4.8	3.4
Cash Provided by Operating Activities	39.7	25.6
Investing Activities
Capital expenditures	(27.7)	(7.5)
Proceeds from property dispositions	7.7	—
Cash Used in Investing Activities	(20.0)	(7.5)
Financing Activities
Debt proceeds	—	0.3
Debt repayments	(1.0)	(2.9)
Change in Kimberly-Clark's net investment	—	(24.4)
Other	—	0.9
Cash Used in Financing Activities	(1.0)	(26.1)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1.5)	(0.3)
Increase (Decrease) in Cash and Cash Equivalents	17.2	(8.3)
Cash and Cash Equivalents - Beginning of Period	149.0	44.1
Cash and Cash Equivalents - End of Period	$166.2	$35.8

HALYARD HEALTH, INC.
SELECTED BUSINESS SEGMENT DATA
(unaudited)
(in millions)

	Three Months Ended March 31,
	2015	2014	Change
Net Sales
Surgical and Infection Prevention	$254.8	$275.5	(7.5)%
Medical Devices	122.3	129.6	(5.6)
Corporate & Other(a)	17.1	5.6	N.M.
Total Net Sales	$394.2	$410.7	(4.0)%

Operating Profit
Surgical and Infection Prevention(b)	$19.5	$40.1	(51.4)%
Medical Devices(c)	24.8	31.4	(21.0)
Corporate and Other(d)	(15.4)	(10.3)	49.5
Other income, net(e)	12.0	0.5	N.M.
Total Operating Profit	$40.9	$61.7	(33.7)%
_______________________________________________

(a)	Corporate & Other net sales include sales of non-healthcare products to Kimberly-Clark.

(b)	S&IP operating profit includes $0.2 million of amortization of expense for each quarter ended March 31, 2015 and 2014.

(c)	Medical Devices operating profit includes $6 million and $8 million of amortization expense for the quarters ended March 31, 2015 and 2014, respectively.

(d)
Corporate and Other for the three months ended March 31, 2015 includes $11 million of post-spin related transition expenses. Corporate and Other for the three months ended March 31, 2014 includes $7 million of spin-off related transaction costs.

(e)	Other income includes a $12 million net gain on the disposal of one of our disposable glove facilities in Thailand.
N.M. - not meaningful

Percentage Change - Net Sales vs. Prior Year		Changes Due To
	Total	Volume	Pricing/Mix	Currency	Other(a)
Consolidated	(4)%	(1)%	(1)%	(2)%	—%
S&IP	(8)	(4)	(1)	(3)	—
Medical Devices	(6)	(3)	(1)	(1)	(1)
_______________________________

(a)	Other includes rounding.